NEWS RELEASE			Exhibit 99.1


CONTACT:
Bob Aronson
Director of Investor Relations
800-579-2302
(investorrelations@stagestoresinc.com)


FOR IMMEDIATE RELEASE

STAGE STORES ANNOUNCES
EMERGENCE FROM BANKRUPTCY

HOUSTON, TX, August 24, 2001- - Stage Stores,
Inc. (OTCBB: SGEEQ) announced today that it had completed the steps necessary to make effective the Company's Plan of Reorganization (the "Plan").
Accordingly, the Company has emerged from the supervision of the Bankruptcy Court under which it had operated since filing for bankruptcy protection on June 1, 2000.

"Obviously, we are delighted to have completed our restructuring in just over fourteen months," said Jim Scarborough, CEO and President. "It has been exciting to be involved in rebuilding a company that has had a long history of success, but it is even more gratifying to know that in doing so, we have saved over 10,000 jobs. None of this could have happened without the tremendous dedication of our employees and the continued support from our business partners and valued suppliers."

In connection with its emergence, the Company also announced it has entered into two separate financing agreements. One agreement provides up to $125 million for working capital financing while the second agreement provides up to $200 million for financing customer accounts receivable. "These agreements will lower our borrowing costs and provide the Company with the capacity and flexibility it needs to execute our business plan," stated Mike
McCreery, EVP and Chief Financial Officer. Citigroup acted as agent in arranging both financing agreements.

A complete copy of the Plan, which had been confirmed by the Bankruptcy Court on August 8, 2001, was filed by the Company with the Securities and Exchange Commission as an Exhibit to a Form 8-K on August 16,
2001. The Plan sets forth the treatment for pre-petition creditors and existing holders of the Company's Common
Stock and Class B Common Stock.  Under the Plan, the
Company generally settled pre-petition debt claims by issuing a new class of common stock in the reorganized company to those pre-petition creditors entitled to receive such distribution under the Plan. The Plan did not provide for any distribution to the holders of pre-petition equity interests in the Company, including holders of the Company's Common Stock (OTCBB trading symbol of
SGEEQ) or to the holders of the Company's Class B
Common Stock. As provided in the Plan, all pre-petition equity interests, including all shares of currently outstanding Common Stock and Class B Common Stock, are cancelled on the Effective Date, August 24, 2001.

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small towns and communities throughout the south central United States. The Company currently operates a total of 342 stores under the Stage, Bealls and Palais Royal names.

Any statements in this release that may be considered forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are discussed in periodic reports filed by the Company with the Securities and Exchange Commission that the Company urges investors to consider.